Exhibit 10.1

AMENDMENT NO. 1 TO LOAN AGREEMENT

Rocky Brands, Inc., an Ohio corporation (“Parent”), Lehigh Outfitters, LLC, a Delaware limited liability company (“Lehigh”), Lifestyle Footwear, Inc., a Delaware corporation (“Lifestyle”), Rocky Brands Wholesale LLC, a Delaware limited liability company (“Rocky Wholesale”), Rocky Brands International, LLC, an Ohio limited liability company (“Rocky International”), and Rocky Canada, Inc., a corporation formed under the laws of the Province of Ontario (“Rocky Canada”) (Parent, Lehigh, Lifestyle, Rocky Wholesale, Rocky International, and Rocky Canada, collectively, the “Borrowers” and individually a “Borrower”), the Lenders listed on the signatures pages hereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association, as Agent for the Lenders (“PNC”) (PNC, in such capacity, the “Agent”), agree as follows effective as of May 9, 2013 (the “Effective Date”):

1.	Recitals.

1.1	As of October 20, 2010, Borrowers, Lenders, and Agent, entered into a Revolving Credit, Guaranty, and Security Agreement (as amended, extended, modified, or restated, the “Loan Agreement”). Capitalized terms used herein and not otherwise defined will have the meanings given such terms in the Loan Agreement as amended. The Loan Agreement, the Other Documents, and all related loan and/or security documents related thereto are referred to herein as the “Loan Documents”.

1.2	Borrowers, Lenders, and Agent, have agreed to amend the Loan Agreement on the terms and subject to the conditions set forth herein.

2.	Amendment.

2.1	Section 1.2 of the Loan Agreement is hereby amended to add the following defined terms in alphabetical order:

"Amendment No. 1 Effective Date" means the effective date of a certain Amendment No. 1 to Loan Agreement dated May 9, 2013, among the Agent, the Lenders, and the Borrowers.

“Average Availability” shall mean, as of the date of determination, the sum of Undrawn Availability for each day of the sixty (60) day period ending on such date, divided by sixty (60).

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission.

“Covered Entity” shall mean each Borrower, each Borrower’s Subsidiaries, all Guarantors, and all pledgors of Collateral in connection with the Obligations.

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“Excluded Taxes” shall mean, with respect to the Agent, any Lender, Participant, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, Participant, or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), acquires an interest in any Advance or commitment for an Advance, or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in Applicable Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 3.10(a), (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012, and (e) Other Connection Taxes. The Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a change in Applicable Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any of the Obligations.

“Other Connection Taxes” shall mean, with respect to the Agent, any Lender, Participant, Issuer or any other recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Other Document, or sold or assigned an interest in any Advance, this Agreement, or any Other Document).

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives a subpoena or other formal request for information from regulatory or law enforcement officials in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances to the effect that it is reasonably likely that any aspect of such Covered Entity's operations are in actual or probable violation of any Anti-Terrorism Law.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual Person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

2.2	The defined terms “Anti-Terrorism Laws” and "FATCA", each set forth in Section 1.2 of the Loan Agreement are hereby deleted and replaced with the following:

“Anti-Terrorism Law(s)” shall mean any Applicable Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

2.3	Sections 2.2(g), 3.7, and 3.9(a) of the Loan Agreement are each hereby amended to add the following after the last sentence thereof:

A change in Applicable Law shall be deemed to occur when, after the Amendment No. 1 Effective Date, any of the following occurs: (i) the adoption or taking effect of any Applicable Law; (ii) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

2.4	Sections 3.10, 3.11, and 3.12 of the Loan Agreement are hereby deleted and replaced with the following:

3.10 Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrowers shall make such deduction, and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.10(a) above, the applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Each Borrower shall indemnify Agent, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrowing Agent by any Lender, Participant, or the Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or the Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Body, the Borrowing Agent shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to the Borrowing Agent (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrowing Agent or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full statutory withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under §1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code. In addition, any Lender, if requested by the Borrowing Agent or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowing Agent or Agent as will enable the Borrowing Agent or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to the Borrowing Agent and Agent (in such number of copies specified below or as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowing Agent or the Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) duly completed valid originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowing Agent to determine the withholding or deduction required to be made, or

(v) to the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender, or

(vi) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-81MY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowing Agent and the Agent in writing of its legal inability to do so.

(f) If a payment made to a Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Participant, Issuer, or Agent shall deliver to the Agent (in the case of a Lender, Participant or Issuer) and the Borrowing Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by the Agent or Borrowing Agent sufficient for Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.

2.5	Section 5.23(a) and the introductory clause in Section 5.23(b) of the Loan Agreement are hereby deleted and replaced with the following:

5.23 Anti-Terrorism Laws.

(a) General. Neither any Borrower nor any other Covered Entity is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. Neither any Borrower nor any other Covered Entity or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

2.6	Section 7.7 of the Loan Agreement is hereby deleted and replaced with the following:

7.7 Dividends. Declare, pay or make any dividend or distribution on any shares of the Equity Interests of Parent (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests, or of any options to purchase or acquire any such Equity Interests of Parent, except that Parent shall be permitted to pay dividends to its shareholders or apply any of its funds to such purchase, redemption, retirement or acquisition each fiscal quarter, provided that (a) after giving effect to the payment of any of the foregoing there shall not exist any Event of Default or Default, (b) a notice of termination with regard to this Agreement shall not be outstanding, (c) Undrawn Availability will be at least $10,000,000 immediately after giving effect to each such payment, (d) Average Availability will be at least $10,000,000 immediately after giving effect to each such payment, (e) the proforma Fixed Charge Coverage Ratio of Parent and its Subsidiaries on a consolidated basis will be at least 1.25 to 1.00 for the twelve (12) month period ending on the last day of the fiscal quarter immediately prior to the fiscal quarter of the proposed payment, after giving effect to such payment, as evidenced by a pro-forma Compliance Certificate delivered by the Borrowing Agent, and (f) each such payment may be made only after Agent shall have received a Compliance Certificate for such immediately prior fiscal quarter. All calculations and projections to be made pursuant to this Section shall be subject to the Agent’s approval and provided to the Agent prior to the making of the applicable payment.

2.7	The first clause of Section 7.18 of the Loan Agreement is hereby deleted and replaced with the following:

7.18 Anti-Terrorism Laws. No Borrower shall, nor shall it permit any other Covered Entity to, until satisfaction in full of the Obligations and termination of this Agreement:

2.8	Section 7.20 of the Loan Agreement is hereby deleted and replaced with the following:

7.20 Trading with the Enemy Act. No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Covered Entity to engage in any business or activity in violation of the Trading with the Enemy Act.

2.9	Article 16 of the Loan Agreement is hereby amended to add the following Section 16.20:

16.20 Anti-Money Laundering/International Trade Law Compliance. Each Borrower represents and warrants to the Agent, as of the Amendment No. 1 Effective Date, the date of each Advance, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that to the knowledge of the Chief Executive Officer, Chief Financial Officer or Controller of the Borrowing Agent: (a) no Covered Entity: (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Advances will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity in violation of any law, regulation, order or directive enforced by any Compliance Authority; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by any Anti-Terrorism Laws. The Borrowing Agent covenants and agrees that it shall promptly notify the Agent in writing upon its knowledge of the occurrence of a Reportable Compliance Event. The occurrence of any Reportable Compliance Event or Borrowing Agent’s failure to report a Reportable Compliance Event, promptly and in any event within ten (10) days after the Borrowing Agent's knowledge of the same, to Agent shall constitute an Event of Default.

3.	Representations, Warranties and Covenants. To induce Agent and Lenders to enter into this Amendment, each Borrower represents, warrants, and covenants, as applicable, as follows:

3.1	Representations and Warranties. The representations and warranties of Borrowers contained in the Loan Documents are deemed to have been made again on and as of the date of execution of this Amendment, except to the extent that such representations and warranties were expressly limited to an earlier date.

3.2	No Defaults. No Event of Default or Default exists on the date hereof.

3.3	No Claims. Each Borrower represents and warrants that, to its knowledge, it has no claims, counterclaims, setoffs, actions or causes of actions, damages or liabilities of any kind or nature whatsoever whether at law or in equity, in contract or in tort, existing as of the date of this Amendment (collectively, “Claims”) against Agent or Lenders, their direct or indirect parent corporations or any direct or indirect Affiliates of such parent corporations, or any of the foregoing's respective directors, officers, employees, agents, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, “Lender Parties”) that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. As an inducement to Agent and Lenders to enter into this Amendment, each Borrower on behalf of itself, and all of its respective successors and assigns hereby knowingly and voluntarily releases and discharges all Lender Parties from any and all Claims, whether known or unknown in existence as of the date hereof, that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. As used herein, the term “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted or begun at any time prior to the Effective Date or occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of any of the terms of the Loan Documents or any documents executed in connection with the Loan Documents or which was related to or connected in any manner, directly or indirectly to the extension of credit represented by the Loan Documents.

3.4	Authorization. This Amendment and the related documents have been duly authorized by each Borrower. Each Borrower has the full right, power and authority to enter into this Amendment and perform its respective obligations hereunder.

3.5	No Misrepresentations. No information or material submitted to Agent in connection with this Amendment contains any material misstatement or misrepresentation nor omits to state any material fact or circumstance.

3.6	No Conflicts. The execution and delivery of this Amendment and all deliveries required hereunder, and the performance by each Borrower of its obligations hereunder do not and will not conflict with any provision of law or the organizational documents of Borrowers or of any agreement binding upon Borrowers.

3.7	Enforceability. This Amendment and each of the related documents is a legal and valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms.

3.8	Ratification. Except as expressly modified herein, the Loan Agreement, as amended, is and remain in full force and effect. The Loan Documents are hereby ratified and confirmed as the continuing obligation of Borrowers.

4.	Conditions Precedent. The closing of this Amendment is subject to the following conditions precedent:

4.1	Fees and Expenses. Borrowers will pay to Agent for the benefit of Lenders an amendment fee in the amount of $5,000, plus all reasonable and documented attorneys’ fees and expenses of Agent incurred in connection with this Amendment. Such fees and expenses may be charged to Borrowers by Agent as a Revolving Advance.

4.2	Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with this Amendment and the related documentation shall be satisfactory in form and substance to Agent and its counsel.

4.3	The representations and warranties of Borrowers in Section 3 herein will be true.

5.	General.

5.1	This Amendment is an “Other Document” as defined in the Loan Agreement.

5.2	Nothing contained herein will be construed as waiving any Default or Event of Default under the Loan Documents or will affect or impair any right, power or remedy of Agent or Lenders under or with respect to the Loan Documents, as amended, or any agreement or instrument guaranteeing, securing or otherwise relating to any of the Advances.

5.3	All representations and warranties made by Borrowers herein will survive the execution and delivery of this Amendment.

5.4	This Amendment will be binding upon and inure to the benefit of Borrowers, Agent, and Lenders and their respective successors and assigns.

5.5	This Amendment will in all respects be governed and construed in accordance with the laws of the State of Ohio.

5.6	[Reserved].

5.7	This Amendment and the documents and instruments to be executed hereunder constitute the entire agreement among the parties with respect to the subject matter hereof and shall not be amended, modified or terminated except by a writing signed by the party to be charged therewith.

5.8	Each Borrower agrees to execute such other instruments and documents and provide Agent with such further assurances as Agent may reasonably request to more fully carry out the intent of this Amendment.

5.9	This Amendment may be executed in a number of identical counterparts. If so, each such counterpart shall collectively constitute one agreement. Any signature delivered by a party by facsimile transmission or other electronic means shall be deemed to be an original signature hereto.

5.10	No provision of this Amendment is intended or shall be construed to be for the benefit of any third party.

Signature Page Follows

Signature Page to Amendment No. 1 to Loan Agreement

Executed as of the Effective Date

Rocky Brands, Inc.,
Lifestyle Footwear, Inc.,
Rocky Brands Wholesale LLC,
Lehigh Outfitters, LLC,
Rocky Brands International, LLC,
Rocky Canada, Inc.,
as Borrowers

By:	/s/ James E. McDonald
James E. McDonald
Executive Vice President and
Chief Financial Officer of each Borrower

PNC Bank, National Association,
as Agent and a Lender

By:	/s/ Wallace G. Clements
Wallace G. Clements
Senior Vice President

U.S. Bank National Association,
as a Lender

By:	/s/ Aaron R. Sceva
Aaron R. Sceva
Assistant Vice President

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